EX-99.23(d)(132)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the JNL Series Trust.

     WHEREAS, the Sub-Adviser desires to make material amendments to the Agreement and the Adviser has agreed to said changes.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     Add the following paragraph as a new paragraph after Section 3(h):

     Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services: (a) shareholder services or support functions, such as responding to shareholders' questions about the Funds or their investments or strategies; (b) providing legal advice to the Funds; (c) providing employees of the Sub-Adviser to serve as officers of the Funds; or (d) providing the Funds' Chief Compliance Officer and associated staff.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of September, 2007.


JACKSON NATIONAL ASSET                           PACIFIC INVESTMENT
MANAGEMENT, LLC                                  MANAGEMENT COMPANY LLC


By:      _______________________________         By: __________________________
Name:    MARK D. NERUD                           Name:_________________________
Title:   PRESIDENT                               Title:________________________